EXHIBIT 15

May 15, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:      The Hertz Corporation Registration Statements on Form S-3 (Files No. 333-109955 and 333-57138) and on Form S-8 (File Nos. 333-32543, 333-80457 and 333-32868).

Commissioners:

We are aware that our report dated May 15, 2006, on our review of interim financial information of The Hertz Corporation and its subsidiaries (the “Company”) for the three month periods ended March 31, 2006 and March 31, 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 is incorporated by reference in the above-referenced Registration Statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey